AMENDMENT TO
                           CERTIFICATE OF DESIGNATION
                       PREFERENCES RIGHTS AND LIMITATIONS
                                       OF
                        CLASS B PREFERRED STOCK, SERIES A
                                       OF
                               SYNERGY BRANDS INC.
            AS PROVIDED IN THE RESTATED CERTIFICATE OF INCORPORATION

     SYNERGY BRANDS INC., a corporation incorporated, organized and existing under the laws of the State of Delaware (the "Corporation"). does hereby certify that pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation and in accordance with Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution increasing the available securities and confirming the preferences, rights and limitations of this Corporation's authorized and issued Series A Class B preferred stock which authority was conferred upon the Board of Directors with shareholder approval upon initial establishment of such preferred stock in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "GCL") by affirmative vote of a majority of the votes represented by outstanding stock entitled to vote thereon, given in accordance with the provisions of Section 228 of the GCL with respect to which action written notice has been given as provided in Section 228 of the
GCL:

     RESOLVED, that pursuant to authority conferred on the Board of Directors of this Corporation, it is hereby confirmed that the number of shares authorized to be issued of the previously designated Series A Class B Preferred Stock par value $.001 per share of this Corporation are increased to 500,000 shares and that dividends which the holders are entitled to receive regarding any and all of such shares outstanding is hereby further confirmed to be based upon and paid form the capital surplus of this Corporation, both of which matters have been previously authorized by the Board of Directors of this Corporation but changes in the relevant incorporation documents have not been reflected in the Restated Certificate of Incorporation filed for this Corporation on November 10, 2003 and the record is to be clarified by this authorized amendment and actions taken by this Corporation previous hereto relying upon such amended provisions are hereby ratified.

     IN WITNESS WHEREOF, SYNERGY BRANDS INC., has caused this Certificate to be signed on its behalf by Mair Faibish, its Chief Executive Officer this 25th day of March 2004.

                                           SYNERGY BRANDS INC.

                                           By_____________________
                                           Mair Faibish, CEO

                                      EX-4